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                                                                    Exhibit 3.16

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION

     CHAPARRAL STEEL COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Board of Directors of the Corporation deems and declares to be advisable and proposes and recommends to the sole stockholder of the Corporation, Texas Industries, Inc., that Restated Certificate of Incorporation of the Corporation be amended by changing Article Fourth thereof so that, as amended, said Article shall be and read, in its entirety, as follows:

          "Fourth. The total number of shares of all classes of stock which the corporation is authorized to issue is One Thousand (1,000) shares, all of which are Common Stock of the par value of Ten Cents ($0.10) each."

SECOND: That thereafter, in accordance with section 228 of the General Corporation Law of the State of Delaware, the resolution of the Board of Directors of the Corporation was proposed to the sole stockholder of the Corporation and duly adopted by said stockholder as an amendment to the Restated Certificate of Incorporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said CHAPARRAL STEEL COMPANY has caused this certificate to be signed by Richard M. Fowler, its Vice President-Finance, this 23rd day of November, 1998.

                                                   CHAPARRAL STEEL COMPANY


   STATE OF DELAWARE                               By: /s/ Richard M. Fowler
   SECRETARY OF STATE                                  -------------------------
DIVISION OF CORPORATIONS                               Richard M. Fowler
FILED 04:00 PM 11/25/1998                              Vice President-Finance
   981455480 - 0793199